Exhibit 10.42

AMENDED AIRCRAFT CHARTER AGREEMENT

THIS AMENDED AIRCRAFT CHARTER AGREEMENT (this “Agreement”) dated as indicated below, is by and between Scottsdale Jet Charter, LLC, a limited liability company organized and existing under the laws of the State of Arizona (“Agent”) and Set Jet, LLC, a limited liability company organized and existing under the laws of the State of Nevada individually and in its capacity as agent for the individual members of Set Jet requesting air transportation (“Set Jet”). Set Jet hereby engages Agent solely to arrange Federal Aviation Regulation (“FAR”) Part 135 charter transportation services to Set Jet (on behalf of its Members), Agent is contracting such charter transportation services through a third-party operator pursuant to that certain Amended Aircraft Charter Agreement between Agent and Maine Aviation Aircraft Charter, LLC, a limited liability company organized and existing under the laws of the State of Maine (“Carrier”), and Agent hereby accepts such engagement, subject to the terms and conditions provided herein.

1.	Date of Agreement:	August 30, 2021

2.	Set Jet:	Set Jet, LLC, in its individual capacity and as agent for the individual Members of Set Jet, LLC, requesting the air transportation to be arranged by Agent pursuant to this Amended Aircraft Charter Agreement.

3.	Term:	Commencing on the date reflected in Section 1 and shall continue until such time that the requested Charter Flights reflected and defined in Section 5 along with any additions or modifications that may occur from time to time and have been completed, but in no event for a period which exceeds five (5) years.

4.	Aircraft:	Bombardier Challenger 850
Serial Number: 8080
Registration Number: N602SJ
Thirteen (13) Passenger Seats, Three (3) Crew Seats

5.	Charter Flight(s):

DATE	DEPARTURE AIRPORT	DEPARTURE TIME	ARRIVAL AIRPORT	ARRIVAL TIME
Refer to attached

Notwithstanding anything in this Agreement to the contrary, the parties agree that in accordance with this Agreement, additional Charter Flights may be requested by Set Jet and may be provided by Agent upon Agent receiving not less than two (2) hours prior written notice by Set Jet, subject to the Terms and Conditions herein, and subject to the availability of the Aircraft and crew.

6.	Aircraft Invoicing:

Start-Up Costs:	USD $20,000.00

Start-Up Costs Payment Due Date:	Commencing on the date the parties execute the Agreement payable in immediately available funds.

Advance Deposit (to be held on account):	USD $50,000.00

Monthly Aircraft Fee:	USD $55,000.00

Advance Deposit and Monthly Fee Payment Due Date:	Commencing on the date that the first revenue generating flight is operated by Agent for Set Jet (on behalf of its Members) and monthly thereafter. On such date, Set Jet shall pay Agent the Advance Deposit, and shall also pay, in advance, an amount equal to three (3) months of such Monthly Aircraft Fee (USD $165,000.00), which amount is non-refundable to Set Jet and shall be held by Agent as a security deposit and shall be applied to the final monthly payments of the Term.

Quarterly Pilot Fee:	An amount equal to one fourth (1/4th) of the total sum of the following: (i) combined annual salaries for two (2) pilots; and (ii) annual cost of benefits package provided to the two (2) pilots based on the same benefits package offered to all other pilots employed by Maine Aviation, as such are established by Maine Aviation from time to time.

Quarterly Pilot Fee Due Date:	The Quarterly Pilot Fee will be due, in advance, commencing on the date that the first revenue generating flight is operated by Agent for Set Jet (on behalf of its Members) and, in advance, quarterly thereafter. Such Fees shall be paid by Set Jet to Agent electronically (via ACH).

Per Flight Hour Fee:	USD $1,350.00

Per Flight Hour Fee Due Date:	Such Fees shall be paid by Set Jet to Agent electronically (via ACH) on or before the following Wednesday for the previous calendar week’s Charter Flights.

Additional Miscellaneous Costs:	Set Jet shall be solely responsible for collecting and remitting any Additional Miscellaneous Costs including but not limited to any applicable Federal, State and Local taxes and other fees incurred in connection with this Agreement and such Charter Flights (such as FBO fees, landing fees, ramp fees, hangar fees, GPU or lav service fees, overnight, per diem and transportation costs for crew and Agent administrative personnel, federal excise tax (“FET”), Aircell or Wi-Fi subscriptions, alcoholic and non-alcoholic beverages and snacks etc., and all other customary fees associated with charter flights), provided that Set Jet shall pay for such Additional Miscellaneous Costs incurred in connection with each such Charter Flight directly (with each respective third party provider). Notwithstanding anything contained in this Agreement to the contrary, Agent and Carrier agree that to the extent the costs related to any maintenance, pilot and crew salaries, pilot training or other costs related to Agent providing services to Set Jet as outlined herein, increase or decrease, the Monthly Aircraft Fee, the Per Flight Fee, the Per Flight Hour Fee etc. will be adjusted accordingly in good faith.

Jet Fuel Purchases and Costs:	Set Jet shall be solely responsible for all Jet Fuel Purchases and Costs incurred in connection with such Charter Flights provided, that Set Jet and Agent shall mutually agree upon the jet fuel provider. Set Jet shall pay for all such fuel directly to the provider thereof.

In the event Set Jet fails to make any payment required to be paid pursuant to the provisions set forth in this Agreement within four (4) calendar days of due date (herein after referred to as “Payment Due Date”), Agent may suspend the services being provided to Set Jet and Set Jet shall pay Agent, in addition to such payment, a late fee calculated at the rate of eighteen percent (18%) per annum on the unpaid balance of the past due payment from the Payment Due Date until such payment is paid. In no event shall the late fee percentage rate exceed the maximum permitted by law.

ACH Payment Instructions:

7.	General Terms and Conditions:

Set Jet and Agent agree that the terms and conditions of Set Jet’s Member Terms and Conditions with a revised date of 9/25/2019 (the “SJ Terms and Conditions”, and attached hereto as Exhibit A), shall be deemed to be a part of this Charter Agreement. Agent agrees that it shall use its commercially reasonable efforts to support and enforce and to not act in contravention of the SJ Terms and Conditions provided that at no time will Agent act in a manner in its support or enforcement of the SJ Terms and Conditions that are deemed in Agent’s sole and absolute discretion, to be a violation of any Federal, State or Local Law or FAA or DOT regulations, or any other applicable authority. Notwithstanding the preceding sentence, nothing in the SJ Terms and Conditions (specifically including, but not limited to, Sections 45 and 46 in the SJ Terms and Conditions, or any successor provisions thereof) shall limit or invalidate any term of this Agreement and in such event of a conflict between the terms of this Agreement and the SJ Terms and Conditions, the terms of this Agreement shall control Agent’s obligation in relation to the SJ Terms and Conditions, and Set Jet’s obligation in relation to this Agreement. Set Jet hereby acknowledges that Agent, for purposes of and in accordance with the provisions of 14 CFR 295, is acting as Set Jet’s agent, and in addition to any other disclosures made elsewhere in this Agreement, Agent hereby makes the specific disclosures to Set Jet pursuant to 14 CFR 295.24 listed on Exhibit B attached hereto and by this reference incorporated herein. The disclosures made by Agent to Set Jet under this Agreement are being made regardless of Set Jet’s actual status under applicable law, and nothing in this Agreement is intended to be a predetermination by the parties as to Set Jet’s actual status under applicable law.

8.	Other Services and Related Costs:

8.1 Set Jet acknowledges and agrees that Agent is requiring that Set Jet provide for Charter Flights, one (1) cabin hostess on each such Charter Flight. The hiring of such cabin hostesses shall be Set Jet’s sole responsibility and shall be compensated at Set Jet’s sole expense. Such cabin hostesses shall serve alcoholic and non-alcoholic beverages and snack service (in-flight and on the ground) and other typical customer service functions typically associated with charter flights. Set Jet shall be solely responsible for providing such beverages and snacks and any all costs associated therewith. Agent will recognize such person as a passenger.

8.2 Agent agrees to allow Set Jet to provide for such Charter Flights, one (1) security marshal on each such Charter Flight. The hiring of such security marshal shall be Set Jet’s sole responsibility and shall be compensated at Set Jets sole cost and expense. Such security marshals shall provide security (in-flight and on the ground) and other typical security related functions typically associated with flights. Agent will recognize such person as a passenger.

8.3 Agent agrees to allow Set Jet to provide exclusively for such Charter Flights, certain branding, advertising and licensing activities on each such Charter Flight. The branding, advertising and licensing activities shall be Set Jet’s sole responsibility and shall be provided at Set Jets sole expense. Such branding, advertising and licensing activities shall comply, in Agent’s sole and absolute discretion, with all Federal, State and Local Law or FAA or DOT regulations, or any other applicable authority.

9.	Insurance:

It is acknowledged and agreed upon by the parties that Agent, at its sole expense, shall at all times during the Term of this Agreement and any Renewals, maintain, or cause to be bound and maintained by a third party, an insurance policy with minimum liability coverage of One Hundred and Fifty Million U.S. Dollars ($150,000,000) with an AA or better rated casualty insurance company. Such insurance policy shall name Set Jet as a named additional insured party.

10.	Indemnification:

10.1 Agent hereby agrees to defend, indemnify and hold harmless Set Jet, its affiliates, subsidiaries, their directors, officers, employees and agents (“Set Jet Indemnified Parties”) for, from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind and character (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities) solely arising out of, or in connection with, the willful misconduct or grossly negligent acts or omissions of Agent or anyone acting on Agent’s behalf or Agent’s material breach of its obligations under this Agreement. Notwithstanding the foregoing, in no event shall Agent be liable for (a) incidental, special, punitive or consequential damages, direct or indirect, unless covered by Agent’s insurance; or (b) force majeure damages.

10.2 Set Jet hereby agrees to defend (with counsel of Agent’s choosing), protect indemnify and hold harmless Agent, its affiliates, subsidiaries, their directors, officers, employees and agents (“Agent Indemnified Parties”) harmless for, from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind and character (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities) arising out of, related to or in connection with: (a) the willful misconduct or negligent acts or omissions of Set Jet or anyone acting on Set Jet’s behalf; (b) any damage to the Aircraft caused by Set Jet or its members; (c) any personal injury or property damage incurred by Agent arising out of or related to Charter Flights; (d) Set Jet’s breach of its obligations under this Agreement or any agreement related hereto; and/or (e) any FAA, DOT, or other enforcement action based upon any violation of any FARs or other applicable statutes, regulations, or other laws based upon the conduct of Set Jet or any party that are complicit with Set Jet or acting on its behalf, including Carrier.

11.	Assignment:

This Agreement may not be assigned to another party by either party, either in whole or in part, with the prior written consent of the other. Any attempted assignment in contravention hereof shall null and void. However, either party may assign this Agreement to a wholly- owned subsidiary. Any such assignment shall in no way be construed as a release of the assignor’s obligations hereunder.

12.	Set Jet’s Default:

12.1 If Set Jet fails to pay any fees or other amount herein provided within fifteen (15) days after the same is due and payable, or if Set Jet fails to perform any other provisions of this Agreement within fifteen (15) days after Agent shall have demanded in writing performance thereof, Agent shall have the right but not obligation to:

(a)	immediately terminate this Agreement;

(b)	declare immediately due and payable all sums owed by Set Jet to Agent under this Agreement; and/or

(c)	pursue any other remedy now or hereafter existing at law or equity.

12.2 In the event Agent takes any action pursuant to this Section 12, Agent shall be entitled to recover from Set Jet its reasonable attorneys’ fees and expenses.

13.	Agent’s Default:

In the event that Agent fails to perform any of its obligations hereunder within fifteen (15) days after Set Jet shall have demanded in writing performance thereof, Set Jet shall have the right to immediately terminate this Agreement and to pursue any remedy now or hereafter existing at law or equity and Set Jet shall be entitled to recovered from Agent any reasonable attorneys’ fees and expenses.

14.	Miscellaneous:

14.1 Time is of the essence of this Agreement, and all terms, conditions and covenants contained herein.

14.2 This Agreement contains the entire agreement of the parties and supersedes any and all prior agreements between the parties, written or oral, with respect to the transactions hereby contemplated. There are no verbal understandings, agreements, representations or warranties between the parties which are not expressly herein set forth. This Agreement may not be changed or terminated orally but may only be changed by an agreement in writing signed by both parties hereto.

14.3 This Agreement is subject to all rules and regulations, approvals and certifications of the FAA which now or hereafter may be imposed or required in connection with the use and operation of the Aircraft.

14.4 Paragraph headings are for convenience only and shall have no bearing on the interpretation of any term or provision of this Agreement.

14.5 In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.6 This Agreement shall be construed in favor of a conclusion that operational control of the Aircraft, as that term is used in FAR Part 135, rests with Carrier, its designee on all flights pursuant to this Agreement, that all such flights pursuant to this Agreement are permissible on-demand charter flights pursuant to FAR Part 135, including but not limited to such Charter Flights at all times during the Term and any Renewals of this Agreement.

14.7 Nothing contained in this Agreement shall be regarded as creating any relationship (employer/employee, joint venture, partnership) between the parties other than as set forth herein. The parties shall be considered for all purposes as independent contractors, and neither shall be deemed the agent of the other. Neither party shall at any time represent itself to be an employee of the other.

14.8 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior or independent agreements between the parties concerning the Aircraft, except for any independent indemnity agreement(s) between the parties.

14.9 Subject to the terms and provisions of Section 6 of this Agreement, exclusive of any amounts previously owed between the parties, Set Jet shall have the option to terminate this Agreement: (i) in the event and to the extent that, for a period of thirty (30) days or more, use of the Aircraft is delayed or prevented, including grounding of the Aircraft or a severe curtailing of its operational ability, by any cause reasonably beyond either party’s control, including but not limited to, acts of God, public enemies, war, terrorism, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or order of any governmental authority (a “Force Majeure Event”); or (ii) Set Jet files for bankruptcy under the United States Bankruptcy Code. Notwithstanding the foregoing, in the event Set Jet terminates the Agreement pursuant to this Section 14.9, Set Jet nonetheless remains obligated to pay any sums due and owing to Agent that were accrued prior to such termination; provided, however, Set Jet may elect not to terminate this Agreement under clause (i) above, in which case Set Jet will be permitted to suspend payments (on a prorated basis) during the period the Aircraft is unavailable due to a Force Majeure Event.

14.10 No delay or omission in the exercise or enforcement of any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative and not mutually exclusive.

14.11 This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one instrument, and a facsimile or email of an original signature will be deemed an original.

14.12 All indemnifications, representations and warranties shall survive the expiration or termination of this Agreement.

15.	Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. Should litigation between the parties arise in connection with this Agreement, the prevailing party shall be entitled to reimbursement for reasonable attorneys’ fees and expenses.

16.	Notices:

Any notices, requests and demands in connection with this Agreement shall be in writing, and shall be served either by personal delivery, registered or certified mail, postage prepaid, return receipt requested, or by fax, or email. Notices shall be delivered to:

Agent:	SCOTTSDALE JET CHARTER, LLC
Attn: David J. Jacofsky, MD 15011 N. 75th Street
Scottsdale, AZ 85260
Telephone: [telephone redacted]
Email: [email redacted]

Set Jet:	SET JET, LLC
Attn: Mr. Thomas P. Smith
15115 N Airport Drive
Scottsdale, AZ 85260
Telephone: [telephone redacted]
Email: [email redacted]

Notices shall be deemed to have been received three (3) days after deposit in the U.S. mail, upon receipt if sent by federal express or other overnight delivery service, or upon confirmed receipt if sent by facsimile or e-mail transmission.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Amended Aircraft Charter Agreement as of the date indicated in Section 1 above.

Set Jet:

Set Jet LLC, a Nevada limited liability company, on its own behalf and as agent for the individual Members of Set Jet

By:	/s/ Trey Smith
Name:	Trey Smith
Title:	COO / Manager

Agent:

Scottsdale Jet Charter, LLC, an Arizona limited liability company

By:	/s/ David J. Jacofsky
David J. Jacofsky, MD, Member

EXHIBIT A

SET JET’S MEMBER TERMS AND CONDITIONS

[SEE ATTACHED]

Exhibit A-1

EXHIBIT B

14 CFR 295.24 DISCLOSURES

[SEE ATTACHED]

Exhibit B-1